SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2019 FINANCIAL RESULTS
Swindon, United Kingdom – February 11, 2020 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its fourth quarter and full year ended December 31, 2019.
Operating results for the fourth quarter of 2019 compared to the fourth quarter of 2018 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:

•	Revenue was $846.7 million, a decrease of ($1.2) million, or (0.1%), compared to $847.9 million in the fourth quarter of 2018.

•	Revenue declined (0.8%) on an organic basis, which excludes the effects of the following:

◦	Foreign currency exchange rates: (0.3%) change versus the prior year period.

◦	Acquisitions and divestitures, net: 1.0% change versus the prior year period.
Operating income:

•	Operating income was $120.7 million (14.3% of revenue), a decrease of ($41.6) million, or (26%), compared to $162.4 million (19.1% of revenue) in the fourth quarter of 2018.

•	Adjusted operating income was $192.5 million (22.7% of revenue), a decrease of ($17.6) million, or (8%), compared to $210.1 million (24.8% of revenue) in the fourth quarter of 2018.
Earnings per share:

•	Earnings per share were $0.34, a decrease of (78%) compared to $1.54 per share in the fourth quarter of 2018.

•	Adjusted earnings per share were $0.89, a decrease of (6%) compared to $0.95 per share in the fourth quarter of 2018.

•
Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.01 in the fourth quarter of 2019 compared to the prior year period. The net effect of acquisitions and divestitures had a negligible effect on the company's adjusted earnings per share during the fourth quarter of 2019.

"We exceeded our revenue and EPS guidance in the fourth quarter as a result of strong secular growth and better than expected performance in China and our Industrial business," said Martha Sullivan, Chief Executive Officer of Sensata. "While our end-markets were weak throughout 2019, we continued to generate attractive content growth, outgrowing our automotive end-market by 490 basis points and outgrowing our HVOR end-market by 1190 basis points in the fourth quarter of 2019."

Jeffrey Cote, President & CEO-elect of Sensata added, "I am honored to be named as the next CEO of Sensata effective March 1st, and I am thrilled to lead such a talented group of individuals during this exciting time for our company. I appreciate the support that Martha, the senior management team and the board have provided me. I see a bright future ahead for Sensata and I am eager to help drive the company forward and capture strategic opportunities in megatrends and continue to diversify our business."
He added, "As we look ahead to 2020, our strong base of new business wins will enable us to sustain the attractive end-market outgrowth that we have generated over the past several years. We expect to maintain our industry-leading margin profile while continuing to invest in attractive long-term growth opportunities, such as our Smart & Connected initiative for fleet management, which represents incremental content and a new potential customer base for Sensata."
During the fourth quarter of 2019, Sensata repurchased approximately 1.6 million ordinary shares for total consideration of $84.2 million as part of a previously announced share repurchase program. As of December 31, 2019, approximately $337.5 million remained available for future share repurchases.
Paul Vasington, Chief Financial Officer of Sensata added, "Our first quarter 2020 guidance includes our best estimate of the business impact related to the recent CoronaVirus outbreak, which is quickly changing and highly uncertain.  Furthermore, it is very difficult to predict when the government imposed quarantines will end, when travel restrictions will be lifted, when our plants will be fully operational, and the ultimate impact on end-market demand.  That said, we estimate for both the first quarter and full year 2020 guidance a $40 million revenue and $20 million operating profit negative impact in the first quarter with minimal recovery over the balance of the year.   The profit decline reflects the normal impact from expected lost revenue as well as underutilized and stranded costs related to this sudden event.   We will continue to monitor the situation closely and we are doing everything possible to protect our employees and serve our customers."
Full Year Ended December 31, 2019
Operating results for the full year ended December 31, 2019 compared to the full year ended December 31, 2018 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:

•	Revenue was $3,450.6 million, a decrease of ($71.0) million, or (2.0%), compared to $3,521.6 million in the full year ended December 31, 2018.

•	Revenue declined (1.1%) on an organic basis, which excludes the effects of the following:

◦	Foreign currency exchange rates: (0.7%) change versus the prior year period.

◦	Acquisitions and divestitures, net: (0.2%) change versus the prior year period.
Operating income:

•	Operating income was $556.9 million (16.1% of revenue), a decrease of ($153.5) million, or (22%), compared to $710.4 million (20.2% of revenue) in the full year ended December 31, 2018.

•	Adjusted operating income was $785.7 million (22.8% of revenue), a decrease of ($46.3) million, or (6%), compared to $832.0 million (23.6% of revenue) in the full year ended December 31, 2018.

Earnings per share:

•	Earnings per share were $1.75, a decrease of (50%) compared to $3.53 per share in the full year ended December 31, 2018.

•	Adjusted earnings per share were $3.56, a decrease of (2%) compared to $3.65 per share in the full year ended December 31, 2018.

•
Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.15 in the full year ended December 31, 2019 compared to the prior year. The net effect of acquisitions and divestitures decreased Sensata's adjusted earnings per share by $0.11 in the full year ended December 31, 2019 compared to the prior year.

Sensata generated $619.6 million of operating cash flow in full year 2019, which was approximately flat with the previous year. The Company's free cash flow totaled $458.3 million in full year 2019 compared to $460.8 million in full year 2018.
Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2019	2018	2019	2018
Performance Sensing revenue	$632,879	$638,994	$2,546,016	$2,627,651
Performance Sensing operating income	$165,087	$177,516	$648,744	$712,682
% of Performance Sensing revenue	26.1%	27.8%	25.5%	27.1%

Sensing Solutions revenue	$213,812	$208,928	$904,615	$893,976
Sensing Solutions operating income	$68,225	$68,760	$291,261	$293,009
% of Sensing Solutions revenue	31.9%	32.9%	32.2%	32.8%
Performance Sensing reported a 26.1% operating margin in the fourth quarter of 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing's operating margin was 25.9%. Sensing Solutions reported a 31.9% operating margin in the fourth quarter of 2019. Excluding the impact of changes in foreign currency exchange rates, Sensing Solutions' operating margin was 32.0%.
Performance Sensing reported a 25.5% operating margin in the full year ended December 31, 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing's operating margin was 24.7%. Sensing Solutions reported a 32.2% operating margin in the full year ended December 31, 2019. Excluding the impact of changes in foreign exchange rates, Sensing Solutions' operating margin was 32.2%.

Guidance

Fiscal Year 2020 Guidance
$ in millions, except EPS	FY-19	FY-20 Guidance	Y/Y Change
Revenue	$3,450.6	$3,399 - $3,499	(1%) - 1%
organic growth			(1%) - 2%
Adjusted Operating Income	$785.7	$753 - $781	(4%) - (1%)
Adjusted Net Income	$575.9	$539 - $564	(6%) - (2%)
Adjusted EPS	$3.56	$3.42 - $3.58	(4%) - 1%

Sensata expects that changes in foreign currency exchange rates will decrease revenues between $13 and $17 million and will decrease adjusted earnings per share by $0.03 - $0.04 for the full year 2020.

Q1 2020 Guidance
$ in millions, except EPS	Q1-19	Q1-20 Guidance	Y/Y Change
Revenue	$870.5	$793 - $817	(9%) - (6%)
organic growth			(8%) - (6%)
Adjusted Operating Income	$188.6	$149 - $155	(21%) - (18%)
Adjusted Net Income	$139.3	$98 - $104	(30%) - (25%)
Adjusted EPS	$0.85	$0.62 - $0.66	(27%) - (22%)

Sensata expects that changes in foreign currency exchange rates will decrease revenues $5 million and will decrease adjusted earnings per share by $0.01.
Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its fourth quarter and full year 2019 financial results and its outlook for the first quarter and full year 2020. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411. Callers should reference the "Sensata Fourth Quarter and Full Year 2019 Earnings Call". A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 18, 2020. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10138324.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 21,000 employees and operations in 11 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, and segment operating margin measured on a constant currency basis. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation: risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; fluctuations in foreign currency exchange rates; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2019 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the full year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net revenue	$846,691	$847,922	$3,450,631	$3,521,627
Operating costs and expenses:
Cost of revenue	556,482	543,563	2,267,433	2,266,863
Research and development	38,455	35,498	148,425	147,279
Selling, general and administrative	70,709	69,877	281,442	305,558
Amortization of intangible assets	34,807	35,752	142,886	139,326
Restructuring and other charges, net	25,520	870	53,560	(47,818)
Total operating costs and expenses	725,973	685,560	2,893,746	2,811,208
Operating income	120,718	162,362	556,885	710,419
Interest expense, net	(40,137)	(38,871)	(158,554)	(153,679)
Other, net	17	(4,098)	(7,908)	(30,365)
Income before taxes	80,598	119,393	390,423	526,375
Provision for/(benefit from) income taxes	27,060	(134,706)	107,709	(72,620)
Net income	$53,538	$254,099	$282,714	$598,995

Net income per share:
Basic	$0.34	$1.55	$1.76	$3.55
Diluted	$0.34	$1.54	$1.75	$3.53

Weighted-average ordinary shares outstanding:
Basic	158,462	164,148	160,946	168,570
Diluted	159,564	165,291	161,968	169,859

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$774,119	$729,833
Accounts receivable, net of allowances	557,874	581,769
Inventories	506,678	492,319
Prepaid expenses and other current assets	126,981	113,234
Total current assets	1,965,652	1,917,155
Property, plant and equipment, net	830,998	787,178
Goodwill	3,093,598	3,081,302
Other intangible assets, net	770,904	897,191
Deferred income tax assets	21,150	27,971
Other assets	152,217	86,890
Total assets	$6,834,519	$6,797,687

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$6,918	$14,561
Accounts payable	376,968	379,824
Income taxes payable	35,234	27,429
Accrued expenses and other current liabilities	215,626	218,130
Total current liabilities	634,746	639,944
Deferred income tax liabilities	251,033	225,694
Pension and other post-retirement benefit obligations	36,100	33,958
Finance lease and other financing obligations, less current portion	28,810	30,618
Long-term debt, net	3,219,885	3,219,762
Other long-term liabilities	90,190	39,277
Total liabilities	4,260,764	4,189,253
Total shareholders’ equity	2,573,755	2,608,434
Total liabilities and shareholders’ equity	$6,834,519	$6,797,687

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the full year ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net income	$282,714	$598,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	115,862	106,014
Amortization of debt issuance costs	7,804	7,317
Gain on sale of business	—	(64,423)
Share-based compensation	18,757	23,825
Loss on debt financing	4,364	2,350
Amortization of intangible assets	142,886	139,326
Deferred income taxes	27,623	(144,068)
Unrealized loss on derivative instruments and other	30,292	18,176
Changes in operating assets and liabilities	(10,740)	(66,949)
Net cash provided by operating activities	619,562	620,563

Cash flows from investing activities:
Acquisitions, net of cash received	(32,465)	(228,307)
Additions to property, plant and equipment and capitalized software	(161,259)	(159,787)
Investment in debt and equity securities	(9,950)	—
Proceeds from the sale of business, net of cash sold	—	149,777
Other	(5,103)	711
Net cash used in investing activities	(208,777)	(237,606)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	15,150	6,093
Payment of employee restricted stock tax withholdings	(6,990)	(3,674)
Proceeds from issuance of debt	450,000	—
Payments on debt	(464,605)	(15,653)
Payments to repurchase ordinary shares	(350,004)	(399,417)
Payments of debt and equity issuance costs	(10,050)	(9,931)
Other	—	16,369
Net cash used in financing activities	(366,499)	(406,213)
Net change in cash and cash equivalents	44,286	(23,256)
Cash and cash equivalents, beginning of period	729,833	753,089
Cash and cash equivalents, end of period	$774,119	$729,833

Revenue by Business, Geography, and End-Market (Unaudited)

(percent of total revenue)	Three months ended December 31,		Full year ended December 31,
	2019	2018	2019	2018
Performance Sensing	74.7%	75.4%	73.8%	74.6%
Sensing Solutions	25.3%	24.6%	26.2%	25.4%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended December 31,		Full year ended December 31,
	2019	2018	2019	2018
Americas	38.9%	41.2%	42.3%	42.0%
Europe	27.0%	28.3%	28.1%	29.2%
Asia/Rest of World	34.1%	30.5%	29.6%	28.8%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended December 31,
	2019	2018
Automotive*	60.5%	61.1%
Heavy vehicle and off-road	15.4%	15.6%
Appliance and heating, ventilation and air-conditioning	5.3%	5.2%
Industrial	9.4%	9.8%
Aerospace	5.5%	4.8%
All other	3.9%	3.5%
Total	100.0%	100.0%

*	Includes amounts reflected in the Sensing Solutions segment as follows: $9.6 million and $11.6 million of revenue in the three months ended December 31, 2019 and 2018, respectively.

(percent of total revenue)	Full year ended December 31,
	2019	2018
European Automotive*	20.6%	22.0%
Asia Automotive*	19.8%	19.8%
NA Automotive*	18.1%	18.3%
ROW Automotive*	0.3%	0.3%
Heavy vehicle and off-road	16.2%	15.6%
Appliance and heating, ventilation and air-conditioning	5.8%	5.9%
Industrial	10.2%	9.6%
Aerospace	5.1%	4.7%
All other	3.9%	3.8%
Total	100.0%	100.0%

*
Contains revenue reflected in Sensing Solutions segment related to electrical protection products sold into automotive industry.  Total impact from all geographies totals $42.4 million for full year 2019 and $50.0 million for full year 2018.

End-Market Growth (Unaudited)

	For the three months ended December 31, 2019			For the full year ended December 31, 2019
	Reported Growth	Organic Growth	End Market Growth	Reported Growth	Organic Growth	End Market Growth
Automotive *	(0.8%)	(1.1%)	(6.0%)	(4.3%)	(0.9%)	(5.6%)
Heavy vehicle and off-road	(1.6%)	(1.9%)	(13.8%)	1.6%	0.9%	(5.5%)

*	Excludes Toyota, adjusted for Sensata's geographic mix.

The following unaudited tables reconcile Sensata's GAAP to non-GAAP financial measures for the three month and full year periods ended December 31, 2019 and 2018. Amounts presented in these tables may not sum due to the effect of rounding.
Non-GAAP Reconciliation - Three Months Ended December 31, 2019 and 2018

($ in thousands, except per share amounts)	For the three months ended December 31, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$120,718	14.3%	$27,060	$53,538	$0.34
Non-GAAP adjustments:
Restructuring related and other	17,000	2.0%	(343)	18,794	0.12
Financing and other transaction costs*	20,842	2.5%	—	20,842	0.13
Step-up depreciation and amortization	33,823	4.0%	—	33,823	0.21
Deferred loss/(gain) on derivative instruments	149	0.0%	—	(1,932)	(0.01)
Amortization of debt issuance costs	—	—%	—	2,231	0.01
Deferred taxes and other tax related	—	—%	14,403	14,403	0.09
Total adjustments	71,814	8.5%	14,060	88,161	0.55
Adjusted (non-GAAP)	$192,532	22.7%	$13,000	$141,699	$0.89
*Includes $17.8 million of costs relating to exiting an unfavorable long-term supplier agreement

($ in thousands, except per share amounts)	For the three months ended December 31, 2018
	Operating Income	Operating Margin	Income Tax (Benefit)/Expense	Net Income	Diluted EPS
Reported (GAAP)	$162,362	19.1%	$(134,706)	$254,099	$1.54
Non-GAAP adjustments:
Restructuring related and other	7,127	0.8%	—	9,764	0.06
Financing and other transaction costs	5,324	0.6%	—	6,070	0.04
Step-up depreciation and amortization	36,170	4.3%	—	36,170	0.22
Deferred gain on derivative instruments	(880)	(0.1%)	—	(1,253)	(0.01)
Amortization of debt issuance costs	—	—%	—	1,837	0.01
Deferred taxes and other tax related	—	—%	(149,044)	(149,044)	(0.90)
Total adjustments	47,741	5.6%	(149,044)	(96,456)	(0.58)
Adjusted (non-GAAP)	$210,103	24.8%	$14,338	$157,643	$0.95
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the three months ended December 31, 2018, the current tax effect of the related non-GAAP adjustments was not material, individually or in the aggregate.

Non-GAAP Reconciliation - Full year ended December 31, 2019 and 2018

($ in thousands, except per share amounts)	For the full year ended December 31, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$556,885	16.1%	$107,709	$282,714	$1.75
Non-GAAP adjustments:
Restructuring related and other	61,916	1.8%	(1,843)	62,210	0.38
Financing and other transaction costs*	28,911	0.8%	—	34,851	0.22
Step-up depreciation and amortization	139,587	4.0%	—	139,587	0.86
Deferred gain on derivative instruments	(1,604)	0.0%	—	(6,492)	(0.04)
Amortization of debt issuance costs	—	—%	—	7,804	0.05
Deferred taxes and other tax related	—	—%	55,242	55,242	0.34
Total adjustments	228,810	6.6%	53,399	293,202	1.81
Adjusted (non-GAAP)	$785,695	22.8%	$54,310	$575,916	$3.56
*Includes $17.8 million of costs relating to exiting an unfavorable long-term supplier agreement

($ in thousands, except per share amounts)	For the full year ended December 31, 2018
	Operating Income	Operating Margin	Income Tax (Benefit)/Expense	Net Income	Diluted EPS
Reported (GAAP)	$710,419	20.2%	$(72,620)	$598,995	$3.53
Non-GAAP adjustments:
Restructuring related and other	25,398	0.7%	—	28,035	0.17
Financing and other transaction costs	(47,040)	(1.3%)	—	(40,344)	(0.24)
Step-up depreciation and amortization	141,193	4.0%	—	141,193	0.83
Deferred loss on derivative instruments	1,988	0.1%	—	12,499	0.07
Amortization of debt issuance costs	—	—%	—	7,317	0.04
Deferred taxes and other tax related	—	—%	(128,261)	(128,261)	(0.76)
Total adjustments	121,539	3.5%	(128,261)	20,439	0.12
Adjusted (non-GAAP)	$831,958	23.6%	$55,641	$619,434	$3.65
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the full year ended December 31, 2018, the current tax effect of the related non-GAAP adjustments was not material, individually or in the aggregate.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile operating income and net income to adjusted operating income and adjusted net income were recorded for the three month and full year periods ended December 31, 2019 and 2018:

($ in thousands)	Three months ended December 31,		Full year ended December 31,
	2019	2018	2019	2018

Cost of revenue	$7,577	$7,366	$25,115	$22,741
Selling, general and administrative	5,618	5,445	14,048	13,025
Amortization of intangible assets	33,099	34,060	136,087	132,706
Restructuring and other charges, net	25,520	870	53,560	(46,933)
Operating income adjustments	71,814	47,741	228,810	121,539
Interest expense, net	2,231	1,837	7,804	7,317
Other, net	56	3,010	3,189	19,844
Provision for/(benefit from) income taxes	14,060	(149,044)	53,399	(128,261)
Net income adjustments	$88,161	$(96,456)	$293,202	$20,439

Cash Flow Reconciliation
Reconciliation of net cash provided by operating activities to free cash flow.

($ in thousands)	Three months ended December 31,		% Change	Full year ended December 31,		% Change
	2019	2018		2019	2018
Net cash provided by operating activities	$186,035	$200,424	(7.2%)	$619,562	$620,563	(0.2%)
Additions to property, plant and equipment and capitalized software	(38,053)	(48,512)	21.6%	(161,259)	(159,787)	(0.9%)
Free cash flow	$147,982	$151,912	(2.6%)	$458,303	$460,776	(0.5%)

The following unaudited table reconciles Sensata’s projected (GAAP) diluted EPS per share to its projected adjusted EPS for the three months ending March 31, 2020 and the full year ending December 31, 2020. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not appear to recalculate due to the effect of rounding.
Non-GAAP Reconciliation of EPS Guidance

	Three months ending March 31, 2020		Full year ending December 31, 2020
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.33	$0.34	$2.24	$2.33
Restructuring related and other	0.05	0.06	0.17	0.19
Financing and other transaction costs	0.01	0.01	0.01	0.02
Deferred (gain)/loss on derivative instruments*	—	—	—	—
Step-up depreciation and amortization	0.20	0.20	0.79	0.79
Deferred taxes and other tax related	0.02	0.04	0.15	0.19
Amortization of debt issuance costs	0.01	0.01	0.04	0.04
Projected adjusted EPS per diluted share	$0.62	$0.66	$3.42	$3.58
Weighted-average diluted shares outstanding (in 000s)	157.0	157.0	157.8	157.8
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2020 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.
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Contact:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com